Capital Bank Welcomes Jay Walker as CFO, Elevating Strategy and Capital Management Expertise

Rockville, MD - Capital Bank is delighted to announce the appointment of Jennings “Jay” Walker as the new Chief Financial Officer (CFO) for Capital Bancorp, Inc. and Capital Bank, N.A. With an impressive background in accounting, corporate finance and strategy, Jay will officially join the organization on June 26, 2023, reporting directly to Ed Barry, the CEO.

Jay brings a wealth of experience, having held key positions during his 12+ years at Seacoast Bank, a leading Florida headquartered public bank with assets exceeding $10 billion. Previously serving as EVP, Treasurer and Head of Corporate Strategy, he played a pivotal role in driving organic growth and helping lead several strategic mergers and acquisitions (M&A). Jay's experience also includes managing interest rate and liquidity risk, building robust financial infrastructure, and effectively navigating growth.

Commenting on the appointment, Ed Barry, CEO of Capital Bank, stated, "We are thrilled to welcome Jay to the team as our new CFO. His experience in strategy, finance, and capital management will be invaluable as we enter the next era of growth for Capital Bank. Jay's proven leadership will further strengthen our financial operations and support our strategic objectives."

Mr. Walker, expressed his excitement about joining Capital Bank, saying, "I am honored to join Capital Bank as Chief Financial Officer. I look forward to leveraging my experience to contribute to the bank's continued success. I am committed to working with the exceptional team at Capital Bank to deliver value to customers and employees, drive strong shareholder returns, and support strategic growth initiatives."

Mr. Walker has a Master of Business Administration from the University of Florida and a Bachelor of Science degree in Accounting from Florida Gulf Coast University.

CAPITAL BANK
Capital Bank has been providing exceptional banking services since its inception in 1999. With over 25 years of experience, we have grown into a publicly traded company with more than $2.2 billion in assets as of March 31, 2023 (NASDAQ: CBNK). At Capital Bank, we pride ourselves on banking on human potential. Our commitment to human-centric banking has allowed us to make sound banking decisions based on factors beyond just what is on paper. As a member of the Federal Reserve Bank system, Member FDIC, and Equal Housing Lender, we are committed to helping our customers achieve their goals while upholding our fiduciary duty to our shareholders.

CONTACT INFORMATION:
Capital Bank, N.A.
Media Contact:
Bryon Stevens
Investor Relations
Email: bstevens@capitalbankmd.com
Phone: 917-848-5896